Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 192 to the Registration Statement on Form N–1A of Fidelity Hastings Street Trust: Fidelity Fund and Fidelity Growth Discovery Fund of our reports dated August 11, 2023; Fidelity Mega Cap Stock Fund and Fidelity Series Large Cap Stock Fund of our reports dated August 21, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended June 30, 2023.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 21, 2023